Exhibit 4.3
Execution Copy
OTTER TAIL CORPORATION
FIRST AMENDMENT
Dated as of December 14, 2007
to
NOTE PURCHASE AGREEMENT
Dated as of August 20, 2007
$33,000,000 5.95% Senior Unsecured Notes, Series A, due 2017
$30,000,000 6.15% Senior Unsecured Notes, Series B, due 2022
$42,000,000 6.37% Senior Unsecured Notes, Series C, due 2027
$50,000,000 6.47% Senior Unsecured Notes, Series A, due 2037

FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT
     This First Amendment dated as of December 14, 2007 (the or this “First Amendment”) to the Note Purchase Agreement dated as of August 20, 2007 is between OTTER TAIL CORPORATION, a Minnesota corporation (the “Company”), and each of the institutions which is a signatory to this First Amendment (collectively, the “Noteholders”).
RECITALS:
     A. The Company and each of the Noteholders have heretofore entered into that certain Note Purchase Agreement dated as of August 20, 2007 (the “Note Purchase Agreement”) between the Company and each of the Noteholders listed on Schedule A thereto. The Company has heretofore issued (a) $33,000,000 aggregate principal amount of 5.95% Senior Unsecured Notes, Series A, due 2017 (the “Series A Notes”); (b) $30,000,000 aggregate principal amount of 6.15% Senior Unsecured Notes, Series B, due 2022 (the “Series B Notes”); (c) $42,000,000 aggregate principal amount of 6.37% Senior Unsecured Notes, Series C, due 2027 (the “Series C Notes”); and (d) $50,000,000 aggregate principal amount of 6.47% Senior Unsecured Notes, Series D, due 2037 (the “Series D Notes” and together with the Series A Notes, the Series B Notes and the Series C Notes, collectively, the “Notes”) pursuant to the Note Purchase Agreement.
     B. The Company and the Noteholders now desire to amend the Note Purchase Agreement in the respects, but only in the respects, hereinafter set forth.
     C. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement unless herein defined or the context shall otherwise require.
     D. All requirements of law have been fully complied with and all other acts and things necessary to make this First Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.
     NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this First Amendment set forth in Section 3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:
SECTION 1. AMENDMENTS.
     1.1. Section 12.2 of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:
Interest and Dividend Coverage Ratio. The Company will not permit the Interest and Dividend Coverage Ratio to be less than 1.5 to 1.0 determined as of the end of the most recently ended period of four consecutive fiscal quarters of the Company.
     1.2. Section 12.9 of the Note Purchase Agreement shall be and is hereby amended in its entirety, effective as of August 20, 2007, to read as follows:
“Subsidiary Guarantees. The Company will not permit any Subsidiary to either (a) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, or (b) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person, except (in the case of (a) or (b) above) for (x) guaranties by one or more Subsidiaries of the Company or Varistar of obligations of the Company or Varistar in respect of Indebtedness identified in Schedule 7.15 hereto, (y) guaranties by one or more Subsidiaries of the Company or Varistar of obligations of the Company in respect of Indebtedness of the Company pursuant to that certain Note Purchase Agreement, dated as of February 23, 2007, between the Company and Cascade Investment L.L.C., and (z) guaranties by any Subsidiaries of Varistar in respect of indebtedness incurred by Varistar under a credit facility with U.S. Bank National Association entered into after the date hereof, if any (a “Varistar Credit Facility”), and in connection therewith agrees to a covenant restricting itself or its Subsidiaries from guaranteeing indebtedness of any other Person (a “Subsidiary Guarantee Covenant”). Notwithstanding the foregoing, in the event Varistar enters into a Varistar Credit Facility, then (i) in the event such Varistar Credit Facility is terminated or expires by its terms, the provisions of this Section 12.9 shall be deemed deleted and shall no longer be in effect and (ii) in the event that the Subsidiary Guarantee Covenant does not apply to any particular Subsidiary or Subsidiaries, the provisions of this Section 12.9 shall be deemed deleted and shall no longer be in effect with respect to such particular Subsidiary or Subsidiaries.
SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
     2.1. To induce the Noteholders to execute and deliver this First Amendment (which representations shall survive the execution and delivery of this First Amendment), the Company represents and warrants to the Noteholders that:
     (a) this First Amendment has been duly authorized, executed and delivered by it and this First Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;
     (b) the Note Purchase Agreement, as amended by this First Amendment, constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;
     (c) the execution, delivery and performance by the Company of this First Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any indenture, mortgage, deed of trust, loan, purchase or credit agreement or other Material agreement or instrument to which it is a party or by which its properties or assets are or may be bound, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 2.1(c);

     (d) as of the date hereof and after giving effect to this First Amendment, no Default or Event of Default has occurred which is continuing; and
     (e) all the representations and warranties contained in Section 7 of the Note Purchase Agreement are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof.
SECTION 3. CONDITIONS TO EFFECTIVENESS OF THIS FIRST AMENDMENT.
     3.1. This First Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:
     (a) executed counterparts of this First Amendment, duly executed by the Company and the Required Holders, shall have been delivered to the Noteholders; and
     (b) the representations and warranties of the Company set forth in Section 2 hereof are true and correct on and with respect to the date hereof.
     Upon receipt of all of the foregoing, this First Amendment shall become effective.
SECTION 4. PAYMENT OF NOTEHOLDERS’ COUNSEL FEES AND EXPENSES.
     4.1. The Company agrees to pay upon demand, the reasonable fees and expenses of Winston & Strawn LLP, counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this First Amendment.
SECTION 5. MISCELLANEOUS.
     5.1. This First Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and except as modified and expressly amended by this First Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.
     5.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Note Purchase Agreement without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.
     5.3. The descriptive headings of the various Sections or parts of this First Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.
     5.4. This First Amendment shall be governed by and construed in accordance with the laws of the State of New York.
[Remainder of Page Intentionally Left Blank]

     The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

OTTER TAIL CORPORATION
By:	/s/ Kevin G. Moug
	Name:	Kevin G. Moug
	Title:	CFO & Treasurer

ACCEPTED AND AGREED TO:

DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ Frank Conley
Name:	Frank Conley
Title:	Director

By	/s/ David Downie
Name:	David Downie
Title:	Director

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By	/s/ Elizabeth Schulz
Name:	Elizabeth Schulz
Title:	Director

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY

By:	Provident Investment Management, LLC
Its:	Agent

By	/s/ W. Benson Vance
Name:	W. Benson Vance
Title:	Vice President

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THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

By	/s/ Barry Scheinholtz
Name:	Barry Scheinholtz
Title:	Private Placements Manager
THRIVENT FINANCIAL FOR LUTHERANS

By	/s/ Alan D. Onstad
Name:	Alan D. Onstad
Title:	Associate Portfolio Manager
FORT DEARBORN LIFE INSURANCE COMPANY
THE CATHOLIC AID ASSOCIATION
GREAT WESTERN INSURANCE COMPANY
AMERICAN REPUBLIC INSURANCE COMPANY
CINCINNATI INSURANCE COMPANY
COLORADO BANKERS LIFE INSURANCE COMPANY
By: Advantus Capital Management, Inc.

By	/s/ James W. Tobin
Name:	James W. Tobin
Title:	Vice President
NAVY MUTUAL AID ASSOCIATION

By	/s/ Allen M. McCray
Name:	Allen M. McCray
Title:	Vice President, Investments
NATIONAL GUARDIAN LIFE INSURANCE COMPANY

By	/s/ R.A. Mucci
Name:	R.A. Mucci
Title:	Senior Vice President & Treasurer

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